XO Group Inc. Reports Third Quarter 2012 Financial Results

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 58988149)

- Third Quarter Revenue Up 2% Driven by Publishing and Online Advertising -

NEW YORK, Nov. 8, 2012 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended September 30, 2012.

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Third Quarter Summary Results

Total revenue for the third quarter was $31.7 million, up 2.2% compared to the prior year. The results were led by publishing and other, local online and national online which grew 18.2%, 12.5%, and 9.8% respectively, year over year. The e-commerce and registry businesses were down, 25.4% and 5.2% year over year, respectively.

For the quarter ended September 30, 2012, gross margin improved by 370 basis points over the prior year. The Company's operating profit was $3.3 million compared to an operating profit of $1.9 million in the prior year quarter. The $1.4 million increase in operating profit was due to revenue growth and improved gross margins, which were partly offset by an increase in compensation expenses. Net income for the quarter was $2.1 million or $0.08 per diluted share, compared to net income of $1.3 million or $0.04 per diluted share in the prior year quarter.

The Company's balance sheet at September 30, 2012 reflects cash and cash equivalents of $72.7 million, down $4.7 million from $77.4 million at December 31, 2011. Cash declined during the first nine months of the year, primarily due to the repurchase of 2.1 million shares of common stock for $18.9 million which was completed on June 12, 2012 and capital expenditures of $2.0 million, offset in part by positive cash flow from operations of $18.4 million.

"We are pleased by the continued growth of our local and publishing businesses, although we acknowledge the challenges in our merchandising businesses. Heading into the final quarter of the year we are optimistic our innovative products, high quality content and services will continue to deliver value to our audience and advertisers," said Chief Executive Officer David Liu.

Recent Developments

  Local online advertising growth is still strong, with third quarter revenue up 12.5% over the prior year quarter. The Knot had approximately 22,100 vendors with paid directory listings at the close of the third quarter, and the trailing twelve month churn rate was 29.8% at the end of September, up 60 basis points year over year.  The average annual revenue per vendor was approximately $2,300 (see supplemental data tables, below).
  National online advertising showed strong growth, with third quarter revenues up 9.8% over the prior year quarter. Growth was mainly driven by the finance and insurance category, partially offset by declines in the travel category.
  The e-commerce business revenue decline is mainly due to SEO and mobile challenges.    However, gross margins improved 190 basis points year over year as the business recovers from the disruptions caused by last year's implementation of a new back office warehouse system.
  Registry was down in the third quarter compared to last year as the business was impacted by lower sales from our partners.
  Our product development team continues to introduce a variety of new tools and updates to our sites, including The Bump pregnancy calendar, personalization tools on ijie.com, and a new real weddings photo gallery, among others.
  In October, the Company announced an exclusive agreement with Men's Wearhouse, which will be the tuxedo provider of choice on theknot.com. This arrangement will give brides-to-be the opportunity to view and interact with Men's Wearhouse brand-name tuxedo merchandise at an early stage of the wedding planning process.
  In September, theknot.com announced The Knot Dream Wedding, the first-ever live streamed wedding on TheKnot.com, Facebook, Google+, The Knot YouTube channel, MSN Living and other media platforms straight from iconic Citi Pond at Bryant Park in New York City on February 14, 2013. The winner will receive a wedding with every single element provided by our partners, including flight and hotel accommodations for the couple and 20 of their lucky friends and family to be provided by Expedia®, the largest online travel company in the world.

Third Quarter and Year-to-Date 2012 Financial Highlights

"Nine months into the year we continue to show impressive growth in our local and publishing businesses as well as continued cost control. We are optimistic that our strong brands, community, and advertiser relationships put us in a position to grow profitably over the long term," said Chief Financial Officer John Mueller.

  For the three months ended September 30, 2012, XO Group reported revenue of $31.7 million, up 2.2% compared to revenue in the third quarter of 2011. Net income for the third quarter was $2.1 million, or $0.08 per diluted share, as compared with net income of $1.3 million, or $0.04 per diluted share, for the quarter ended September 30, 2011.
  For the nine months ended September 30, 2012, XO Group reported revenue of $96.9 million and net income of $5.5 million or $0.22 per diluted share. This compares to revenue of $93.3 million and net income of $3.5 million or $0.11 per diluted share for the nine months of 2011. Revenue growth year to date was 3.9% compared to the same period in 2011, while net income was up 59.2% in the first nine months of this year compared to the same period of 2011.
  National online advertising revenue was $6.5 million for the three months ended September 30, 2012, up 9.8% from $5.9 million for the corresponding period in 2011. National online revenue was $19.5 million for the nine months ended September 30, 2012, which was a slight decline compared to $19.6 million for the corresponding period in 2011.
  Local online advertising revenue was $12.5 million for the quarter ended September 30, 2012, growing 12.5% from $11.1 million for the third quarter of 2011.  Local online revenue was $37.0 million for the nine months ended September 30, 2012, up 16.3% compared to $31.9 million for the corresponding period in 2011. Please see the attached supplemental data tables for additional information regarding the local online business.
  Merchandise revenue from the sale of wedding and baby supplies was $5.7 million and $18.2 million for the three and nine months ended September 30, 2012, respectively, as compared to $7.6 million and $21.4 million for the corresponding periods in 2011. Revenue declined 25.4% in the third quarter 2012, and 15.0% for the first nine months of the year. The decline was mainly due to SEO challenges and user behavioral shifts to mobile browsing, as our ecommerce mobile interface is not yet optimized.
  Registry commission revenue was $2.1 million in the third quarter of 2012, down 5.2% from $2.2 million in the same period in 2011.  Year-to-date registry revenue was $5.1 million, down 6.3% compared with $5.4 million in 2011.
  Gross profit for the third quarter of 2012 was $26.4 million, up 7.0% year over year, and gross margin was 83.2% for the three months ended September 30, 2012, compared with 79.5% for the corresponding period in 2011. In the nine months ended September 30, 2012, gross profit margins were 82.5%, compared to 79.2% in the corresponding period in 2011. Please see the supplemental data tables for additional information regarding gross profit margins.
  Operating expense was $23.2 million and $70.9 million for the three and nine months ended September 30, 2012, respectively, compared with $22.8 million and $68.1 million for the corresponding period in 2011.  The increase in operating expense for the third quarter and year-to-date was primarily due to increased employee expenses including higher stock-based compensation and increased headcount in Ijie's sales organization, as well as the impairment charges discussed below. In the third quarter, XO Group incurred operating expenses of approximately $1.2 million for Ijie.com, compared to expenses of approximately $1.0 million in the third quarter of 2011.
  In the third quarter, the Company recorded impairment charges totaling approximately $1.0 million related to the WeddingChannel trade name and the tradename of an e-commerce company acquired in May 2009. Impairment charges for the trade names resulted from trending of lower overall e-commerce sales, as well as lower advertising and registry sales attributable to the WeddingChannel trade name. Impairment charges for the e-commerce company also resulted from changes in the SEO environment which has unfavorably impacted this business.
  Stock-based compensation expense was $2.0 million and $6.4 million for the three and nine months ended September 30, 2012, respectively, as compared to $1.3 million and $4.1 million for the corresponding periods in 2011. Please see the supplemental data tables for additional information regarding stock based compensation.
  Net cash provided by operating activities was $4.1 million for the quarter ended September 30, 2012, while capital expenditures amounted to $0.8 million for the same period. Net cash provided by operating activities was $18.4 million for the nine months ended September 30, 2012, while capital expenditures amounted to $2.0 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics

	3Q2011	4Q2011	1Q2012	2Q2012	3Q2012
Profile Count	26,900	28,400	29,300	29,700	29,700
Vendor Count	20,500	20,900	21,500	21,800	22,100
Churn Rate	29.2%	29.1%	29.3%	29.7%	29.8%
Avg. Revenue/Vendor	$2,200	$2,300	$2,300	$2,300	$2,300

Gross Profit/Margin by Business

Three months ended September 30,	2012	2012	2011	2011
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$18,533	97.7%	$16,477	96.9%
Registry services	2,054	100.0%	2,166	100.0%
Merchandise	2,418	42.4%	3,100	40.5%
Publishing & other	3,412	68.2%	2,935	69.3%
Total gross profit	$26,417	83.2%	$24,678	79.5%

Stock Based Compensation

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2012	2011	2012	2011
Product & content development	$658	$477	$2,134	$1,423
Sales & marketing	574	375	1,987	1,368
General & administrative	732	423	2,313	1,284
Total stock-based compensation	$1,964	$1,275	$6,434	$4,075

Stock Repurchase Summary Since Inception, Through Third Quarter 2012

($000s) Three Months Ended	Total Cost	Common Stock Repurchased (000s shares)	Percentage of Outstanding Common Stock At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.7%
September 30, 2011	13,796	1,558	4.5%
December 31, 2011	10,895	1,344	3.9%
March 31, 2012	12,699	1,434	4.2%
June 30, 2012	6,196	675	1.9%
Total, Since Inception	$90,000	9,569	27.9%

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on November 8, 2012, to discuss its third quarter 2012 financial results. Participants should dial (866) 430-3457 and use Conference ID# 58988149 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID # 58988149.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump, The Blush and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Ivan Marmolejos
Investor Relations Associate
(212) 219-8555 x1004
IR@xogrp.com

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended September 30,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 18,973	$ 17,003
Registry services	2,054	2,166
Merchandise	5,703	7,647
Publishing and other	5,004	4,233
Total net revenue	31,734	31,049

Cost of revenue:
Online sponsorship and advertising	440	526
Merchandise	3,285	4,547
Publishing and other	1,592	1,298
Total cost of revenue	5,317	6,371

Gross profit	26,417	24,678

Operating expenses:
Product and content development	6,768	5,827
Sales and marketing	9,096	9,468
General and administrative	5,461	5,898
Long-lived asset impairment charges	958	716
Depreciation and amortization	867	892
Total operating expenses	23,150	22,801

Income from operations	3,267	1,877
Loss in equity interest	(19)	(29)
Interest and other income, net	82	423
Income before income taxes	3,330	2,271
Provision for income taxes	1,271	1,010
Net income	2,059	1,261
Plus: net loss attributable to non-controlling interest	-	22
Net income attributable to the controlling interest	$ 2,059	$ 1,283

Net income per share attributable to XO Group common shareholders:
Basic	$ 0.08	$ 0.05
Diluted	$ 0.08	$ 0.04

Weighted average number of shares used in calculating net income per share
Basic	24,285	28,259
Diluted	24,818	28,822

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Nine Months Ended September 30,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 56,574	$ 51,425
Registry services	5,056	5,395
Merchandise	18,228	21,450
Publishing and other	17,092	15,042
Total net revenue	96,950	93,312

Cost of revenue:
Online sponsorship and advertising	1,332	1,651
Merchandise	10,255	12,817
Publishing and other	5,359	4,923
Total cost of revenue	16,946	19,391

Gross profit	80,004	73,921

Operating expenses:
Product and content development	20,234	18,662
Sales and marketing	30,507	29,631
General and administrative	16,497	15,713
Long-lived asset impairment charges	958	716
Depreciation and amortization	2,740	3,417
Total operating expenses	70,936	68,139

Income from operations	9,068	5,782
Loss in equity interest	(29)	(269)
Interest and other income , net	73	516
Income before income taxes	9,112	6,029
Provision for income taxes	3,584	2,557
Net income	5,528	3,472
Plus: net loss attributable to non-controlling interest	65	22
Net income attributable to the controlling interest	$ 5,593	$ 3,494

Net income per share attributable to XO Group common shareholders:
Basic	$ 0.23	$ 0.12
Diluted	$ 0.22	$ 0.11

Weighted average number of shares used in calculating net income per share
Basic	24,762	29,856
Diluted	25,328	30,522

XO GROUP INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 72,707	$ 77,376
Accounts receivable, net	13,704	16,723
Inventories	2,416	3,591
Deferred production and marketing costs	830	1,050
Deferred tax assets, current portion	3,015	3,015
Assets held for sale	1,290	-
Other current assets	5,418	4,860
Total current assets	99,380	106,615

Long-term restricted cash	2,598	2,599
Property and equipment, net	12,929	13,535
Intangible assets, net	5,931	6,938
Goodwill	37,750	39,089
Deferred tax assets	15,607	15,605
Other assets	523	58
Total assets	$ 174,718	$ 184,439

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 7,951	$ 11,054
Deferred revenue	14,919	13,745
Total current liabilities	22,870	24,799
Deferred tax liabilities	2,668	2,665
Other liabilities	6,980	6,096
Total liabilities	32,518	33,560

Common stock	259	276
Additional paid-in-capital	165,041	172,935
Accumulated other comprehensive loss	(91)	-
Accumulated deficit	(23,009)	(22,868)
Total stockholders' equity	142,200	150,343
Non-controlling interest in subsidiary	-	536
Total equity	142,200	150,879
Total liabilities and stockholders' equity	$ 174,718	$ 184,439